UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 2, 2012

CENTENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Forsyth Boulevard

St. Louis, Missouri 63105

(Address of Principal Executive Office and zip code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 2, 2012, Centene Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein (the “Underwriters”), to sell $175,000,000 principal amount of the Company’s 5.75% senior notes due 2017 (the “Notes”) in a public offering made pursuant to a registration statement and a related prospectus supplement filed by the Company with the Securities and Exchange Commission (the “SEC”). The Company intends to use the net proceeds of the offering for general corporate purposes, primarily including the funding of statutory capital. The Underwriting Agreement contains customary terms and conditions.

The Notes are an additional issuance of, fully fungible with, rank equally with, and form a single series with the Company’s $250 million 5.75% senior notes due 2017 issued on May 27, 2011, and have the same CUSIP number. The Notes were issued pursuant to an indenture (the “Indenture”), dated as of May 27, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. Pursuant to the Indenture, the Company will pay interest on the Notes on June 1 and December 1 of each year, beginning on December 1, 2012. The Notes will mature on June 1, 2017. The Notes are senior unsecured obligations of the Company and will rank equally in right of payment with all its existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to the Company’s existing and future secured indebtedness to the extent of the assets securing such obligations. At any time the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture at a redemption price equal to the greater of: (a) 100% of the principal amount of the Notes to be redeemed, and (b) the sum of the present values of (1) the principal amount of the Notes at maturity and (2) the remaining scheduled payments of interest from the redemption date through June 1, 2017, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the treasury rate plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If the Company experiences specific kinds of changes of control, it will be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The Indenture includes covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: incur additional indebtedness and issue preferred stock; pay dividends or make other distributions; make other restricted payments and investments; sell assets, including capital stock of restricted subsidiaries; create certain liens; incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments, in the case of the Company’s subsidiaries, guarantee indebtedness; engage in transactions with affiliates; create unrestricted subsidiaries; and merge or consolidate with other entities. The covenants are subject to a number of important exceptions and qualifications set forth in the Indenture. The Indenture also provides for customary events of default.

Additionally, on November 2, 2012, the Company revised Amendment No. 1, dated as of November 2, 2012 (the “Revised Amendment”), to the Credit Agreement among the Company, the various financial institutions party thereto and Barclays Bank PLC, as administrative agent (the “Revolving Credit Facility”). The Revised Amendment updated the definition of Senior Notes under the Revolving Credit Facility to increase the aggregate principal amount of the Company’s 5.75% senior notes due 2017 from $400,000,000 to up to $425,000,000, among other things.

The foregoing descriptions of the Underwriting Agreement, the Indenture and the Revised Amendment do not purport to be complete and are qualified in their entirety by reference to the text of the applicable agreement, filed as Exhibit 1.1, 4.1 and 10.1 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events.

We are filing this Current Report on Form 8-K to add exhibits to the Company’s Registration Statement on Form S-3 (File No. 333-174164).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date: November 7, 2012	By:	/s/ William N. Scheffel
William N. Scheffel Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated November 2, 2012, by and among the Company and Barclays Capital Inc. and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein

4.1	Indenture, dated May 27, 2011, among the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 5.75% Senior Notes due 2017 (including Form of Global Note as Exhibit A thereto), incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the SEC on May 27, 2011.

5.1	Opinion of Bryan Cave LLP, counsel to the registrant

10.1	Amendment No. 1 to Credit Agreement, dated as of November 2, 2012, among the Company, the various financial institutions party thereto and Barclays Bank PLC, as administrative agent.

23.1	Consent of Bryan Cave LLP (Included in Exhibit 5.1 to this Current Report on Form 8-K)